Exhibit 99.1

      BANK OF SOUTH CAROLINA CORPORATION DECLARES 69TH CONSECUTIVE DIVIDEND

    CHARLESTON, S.C., Dec. 14 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, on December 14, 2006 declared a $.14 per share dividend, payable January 31, 2007 to shareholders of record as of December 29, 2006. In addition, The Board of Directors declared a special cash dividend of $.10 per share, in honor of the 20th anniversary of the Bank, also payable January 31, 2007, to shareholders of record as of December 29, 2006. This is the 69th consecutive dividend paid by the Corporation to its shareholders. Hugh C. Lane, Jr., the Corporation's President and CEO stated, "In the last two years, we have been able to double our earnings and achieve high performance returns on assets of 1.74% and equity of 17.61% With these results and the celebration of our twentieth anniversary next year, The Board of Directors felt it appropriate to declare a special dividend of $.10 per share in addition to the regular quarterly dividend of $.14 per share."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.

SOURCE  Bank of South Carolina
    -0-                             12/14/2006
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com /